Opinion of Thacher Proffitt & Wood

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                    [LETTERHEAD OF THACHER PROFFITT & WOOD]



                                       June 23, 1999


Merrill Lynch Mortgage Investors, Inc.   Merrill Lynch, Pierce, Fenner & Smith
250 Vesey Street                         Incorporated
World Financial Center, North Tower      250 Vesey Street
New York, New York 10281                 World Financial Center, North Tower
                                         New York, New York 10281
Litton Loan Servicing LP                 The Chase Manhattan Bank
573 West Alabama, Suite 600              450 West 33rd Street, 15th Floor
Houston, Texas 77056                     New York, New York 10001-2697
MBIA Insurance Corporation
885 Third Avenue, 14th Floor
New York, New York 10022

                  Opinion: Underwriting Agreement
                  Merrill Lynch Mortgage Investors, Inc.
                  Mortgage Loan Asset Backed Certificates, Series 1999-H2
                  -------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Merrill Lynch Mortgage Capital, Inc. (the "Seller"), Merrill Lynch Mortgage Investors, Inc. (the "Depositor") and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter" or the "Initial Purchaser") in connection with (i) the Assignment and Assumption Agreement, dated June 23, 1999 (the "Assignment and Assumption Agreement"), between the Seller and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement"), among the Depositor, Litton Loan Servicing LP (the "Master Servicer") and The Chase Manhattan Bank (the Trustee") and the certificates issued pursuant thereto designated as Merrill Lynch Mortgage Investors, Inc. Mortgage Loan Asset Backed Certificates, Series 1999-H2 (collectively, the "Certificates"), (iii) the Custodial Agreement, dated as of June 23, 1999 (the "Custodial Agreement") among the Trustee, the Depositor, the Master Servicer and Bankers Trust Company as custodian (the "Custodian"), (iv) the Insurance Agreement,



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MLMI, Series 1999-H2                                                     Page 2.
June 23, 1999

dated as of June 1, 1999 (the "Insurance Agreement"), among the Seller, the Master Servicer, the Depositor, the Trustee and MBIA Insurance Corporation as certificate insurer (the "Certificate Insurer") pursuant to which the credit enhancement instrument (the "Credit Enhancement Instrument") was issued in respect of the Certificates, (v) the Indemnification Agreement, dated as of June 17, 1999 (the "Indemnification Agreement), among the Certificate Insurer, the Seller and the Underwriter, (vi) the Underwriting Agreement, dated June 17, 1999 (the "Underwriting Agreement"), between the Depositor and the Underwriter pursuant to which certain Certificates were sold (collectively, the "Underwritten Certificates") and (vii) the Prospectus, dated March 23, 1999 (the "Base Prospectus"), and the related Prospectus Supplement, dated June 17, 1999 (the "Prospectus Supplement"; together with the Base Prospectus, the "Prospectus"). The Assignment and Assumption Agreement, the Pooling and Servicing Agreement, the Custodial Agreement, the Insurance Agreement, the Indemnification Agreement, the Underwriting Agreement and the Prospectus are collectively referred to herein as the "Agreements". Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of the agreements to which this opinion letter relates.

         Our opinions set forth below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealings and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain covenants, remedies and other provisions, including the remedies of specific performance and self-help and any provision which purports or is construed to require waiver of the obligation of good faith, materiality , fair dealing, diligence or reasonableness or objection to venue or forum, to impose a penalty or forfeiture or to release, exculpate or exempt a party from, or to require indemnification of a party for, liability for its own action or inaction to the extent that the action or inaction includes negligence, recklessness or willful or unlawful conduct, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and


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MLMI, Series 1999-H2                                                   Page 3.
June 23, 1999

(iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non- enforceability of any such provisions will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the current actual knowledge of the attorneys in this firm who are involved in the representation of parties to the transactions described herein. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States including without limitation the Securities Act of 1933, as amended (the "1933 Act"), the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not express any opinion with respect to the securities laws of any jurisdiction or any other matter not specifically addressed in the opinions expressed below.

         Based upon and subject to the foregoing, it is our opinion that:

         1. Each of the Seller and the Depositor has been legally incorporated and, based upon a certificate of good standing issued by the State in which incorporated, is validly existing as a corporation in good standing under the laws of that State, and has the requisite entity power and authority to enter into and perform it obligations under the Agreements.

         2. Each of the Agreements to which the Seller or the Depositor is a party has been duly authorized, executed and delivered by such party and, assuming the necessary authorization, execution and delivery thereof by the other parties thereto, is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against each such party in accordance with its terms.

         3. The Certificates, assuming the necessary execution, authentication, delivery thereof and payment therefor in accordance with the applicable Agreements, are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

         4. With respect to each of the Seller and the Depositor, the performance of its obligations under the Agreements and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any court, agency or other governmental body, except such as may be required under the securities laws of any state or such as have been obtained, effected or given.


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MLMI, Series 1999-H2                                                   Page 4.
June 23, 1999


         5. With respect to each of the Seller, the Depositor and the Underwriter, the performance of its obligations under the Agreements and the consummation of the transactions contemplated thereby will not result in (i) to our knowledge, any breach, violation or acceleration of or default under any indenture or other material agreement or instrument to which it is a party or by which it is bound or (ii) any breach or violation of any statute or regulation thereunder or, to our knowledge, any order of any court, agency or other governmental body.

         6. The Registration Statement has become effective under the 1933 Act. To our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and not withdrawn, and no proceedings for that purpose have been instituted or threatened under Section 8(d) of the 1933 Act.

         7. The Registration Statement as of the date of the Prospectus Supplement and the date hereof, and the Prospectus as of the date of the Prospectus Supplement and the date hereof, other than any financial or statistical information, Computational Materials and ABS Terms Sheets contained or incorporated by reference therein as to which we express not opinion herein, complied as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations thereunder.

         8. To our knowledge, there are no material contracts, indentures or other documents of a character required to be described or referred to in either the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement other than any Computational Materials and ABS Term Sheets, as to which we express no opinion herein, and those described or referred to therein or filed or incorporated by reference as exhibits thereto.

         9. The statements made in the Prospectus Supplement under the heading "Description of the Certificates," insofar as such statements purport to summarize certain provisions of the Certificates and the Pooling and Servicing Agreement, provide a fair summary of such provisions. The statements made in the Prospectus Supplement under the headings "Certain Federal Income Tax Consequences," "Certain Legal Aspects of Mortgage Loans," and "ERISA Considerations," to the extent that they constitute matters of State of New York or federal law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the Certificates, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         10. The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended. The Trust Fund created by the Pooling and Servicing Agreement is not an "investment company" or "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.



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MLMI, Series 1999-H2                                                   Page 5.
June 23, 1999

         11. The Class A Certificates will be "mortgage related securities," as defined in Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, so long as such class is rated in one of the two highest rating categories by at least one "nationally recognized statistical rating organization" as that term is used in that Section.

         12. Assuming compliance with the provisions of the Pooling and Servicing Agreement, for federal income tax purposes, the Trust Fund REMIC will qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of Section 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986, the Class R Certificates will constitute the sole class of "residual interests" in the Trust Fund REMIC, the Class A Certificates will represent ownership of "regular interests" in the Trust Fund REMIC and will generally be treated as debt instruments of the Trust Fund REMIC, within the meaning of the REMIC Provisions in effect on the date hereof.

         13. Assuming compliance with the provisions of the Pooling and Servicing Agreement, for City and State of New York income and corporation tax purposes, the Trust Fund REMIC will be classified as a REMIC and not as a corporation, partnership or trust, in conformity with the federal income tax treatment of the Trust Fund. Accordingly, the Trust Fund REMIC will be exempt from all City and State of New York taxation imposed on its income, franchise or capital stock, and its assets will not be included in the calculation of any franchise tax liability.

         This opinion letter is rendered for the sole benefit of each addressee hereof, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein and (iii) as otherwise required by law.

                                         Very truly yours,

                                         THACHER PROFFITT & WOOD

                                         By: /s/ Thacher Proffitt & Wood